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NFJ Dividend, Interest & Premium Strategy Fund		Annual Shareholder
July 31, 2007 (unaudited)				Meeting Results



The Fund held its annual meeting of shareholders on May 31, 2007. Shareholders voted to re-elect R. Peter Sullivan III and John J. Dalessandro II and elect William B. Ogden IV and John C. Maney as trustees as indicated below.






                                                                 Withheld
                                                 Affirmative     Authority
Re-election of R. Peter Sullivan III
	Class II to serve until 2010              86,723,610     838,426

Re-election of John J. Dalessandro II
	Class II to serve until 2010              86,674,255     887,781

Election of William B. Ogden IV
	Class I to serve until 2009               86,738,716     823,320

Election of John C. Maney
	Class III to serve until 2008             86,738,396     823,640



Paul Belica, Robert E. Connor and Hans W. Kertess continue to serve as Trustees of the Fund.


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